Exhibit 99.2

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media to Acquire Leading Asian e-Publisher and Rights Holder	January 4, 2006
Prime Zone, Diamond Bar, California, January 4, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced an agreement to acquire 100% controlling interest in Magzone Asia Pte. Ltd. (“Magzone”). Magzone is a leading producer of digital conversion and distribution technologies for print publishers and holds the e-publishing distribution rights for 647 publications in the People’s Republic of China. The acquisition will allow SNMI to significantly enhance the technological back-end of its e-publishing platform, introduce innovative new e-publishing formats to the China market, and bring a wealth of new content into its proprietary distribution network.
As a part of the transaction, SNMI will acquire an integrated imaging platform that includes advanced optical scanning, image processing, compression, database management, and web publishing technologies. Together, the technologies form one of the most cost-effective and efficient digital conversion platforms in the market. To date, Magzone has leveraged the cost and technical advantages of its platform to sign up 647 print titles for online distribution. When combined with existing rights, SNMI will have online distribution rights for close to 800 titles post-acquisition.
SNMI will use Magzone’s technology and title distribution rights to further enhance the business-to-consumer side of the popular Gogosun e-publishing platform which SNMI controls through its wholly owned subsidiary Sun New Media Holdings. Currently, the platform is one of China’s leading distributors of multi-media and e-publishing products. The acquisition will allow Gogosun to deliver an even wider variety of Asia’s best offline publishing contents in user-friendly and cost-effective digital formats, increasing the stickiness and appeal of the platform to consumers with a wide-range of interests and backgrounds.
“The Magzone transaction reaffirms and strengthens SNMI’s position at the leading edge of consumer e-publishing in China,” said SNMI Chairman, Dr. Bruno Wu. “With Magzone’s robust back-end and expansive catalogue of content, SNMI is prepared to make important advances in this large and growing market.”
In addition to its role in enhancing SNMI’s integrated e-publishing platform, Magzone will continue to run as an independent business post-acquisition. As such it will be responsible for meeting certain performance guarantees in the first full fiscal year post acquisition. Namely, Magzone has guaranteed to SNMI that it will achieve a minimum profit after tax of S$200,000 (approximately US$124,224) for the fiscal year beginning on January 1, 2006 and ending December 31, 2006.
According to the agreement, SNMI will purchase 100% of the outstanding shares of Magzone for US$2,000,000, to be satisfied through payment in two key parts. In the first part, SNMI will pay US$399,998 in cash. The cash payment is not subject to any performance guarantees and will be delivered upon completion of the agreement. The remaining amount shall be satisfied by the issuance of such number of shares in SNMI’s common stock as is sufficient to constitute a value equivalent to USD$1,600,002, with a per share price of either US$4.00 or a 5% discount from the average of the last 10 trading days’ prices before December 23, 2005, whichever is lower. The issuance of the shares is contingent on Magzone fulfilling its obligations under the profit guarantee outlined above.

About Sun New Media Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.